EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD RESULTS FOR FOURTH QUARTER AND FULL YEAR

RALEIGH, North Carolina (February 9, 2005) – Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the fourth quarter and year ended December 31, 2004. Net earnings of $37.0 million, or $0.77 per diluted share, were at a record level for the quarter. For the year, net earnings of $129.2 million, or $2.66 per diluted share, was also at a record level. Cash provided by operating activities in 2004 was $266.8 million inclusive of a $51 million voluntary contribution to the Corporation’s pension plan. The Corporation repurchased 1.5 million shares of its common stock through open-market purchases, including 881,000 shares during the fourth quarter, and ended the year with $161.6 million in cash.

Fourth-quarter net earnings of $37.0 million, or $0.77 per diluted share, increased 26 percent versus 2003 fourth-quarter net earnings of $29.3 million, or $0.60 per diluted share. Net sales for the quarter were $391.0 million compared with $378.0 million in fourth quarter of 2003. Gross profit margin increased 140 basis points to 23.6 percent, reflecting strong price increases. For the fourth quarter, other operating income and expenses, net, was income of $8.7 million in 2004 compared with income of $4.0 million in 2003. The increase is primarily due to the pretax gain on the sale of certain asphalt plants in the Houston, Texas, market in 2004. The after-tax effect of this increase contributed $0.01 per diluted share to quarterly earnings compared with the prior year. Selling, general and administrative expenses as a percentage of sales were 8.3 percent, flat when compared with the prior-year quarter. Increased incentive compensation costs related to profitability improvement, regulatory compliance costs, and overhead from the Structural Composites business, were offset somewhat by overhead cost reduction programs. Earnings from operations for the fourth quarter of 2004 were $68.3 million, an increase of 21 percent compared with $56.3 million in 2003. Earnings from continuing operations were $35.6 million, or $0.74 per diluted share, compared with $33.1 million, or $0.68 per diluted share, in the prior-year quarter, despite a significantly higher tax rate of 38.4 percent in 2004 that includes the impact of the sale of certain assets. After-tax earnings from discontinued operations were $1.4 million for the quarter compared with an after-tax loss of $3.8 million in 2003.

Net sales for the year were $1.551 billion in 2004 compared with $1.476 billion in 2003. Operating earnings increased 16 percent to $226.6 million in 2004 versus $195.5 million in 2003. The Company posted after-tax earnings of $1.0 million on discontinued operations compared with an after-tax loss of $6.7 million in 2003. For the year, 2004 net earnings were $129.2 million, or $2.66 per diluted share, compared with 2003 net earnings of $93.6 million, or $1.91 per diluted share, inclusive of an accounting change.

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MLM Reports Fourth Quarter Results

February 9, 2005

Management Commentary:

Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We were extremely pleased with our record quarterly and annual results. Our focus on cost reductions and efficiency improvements, coupled with a continued high level of demand at both our Aggregates and Magnesia Specialties operations, led to these outstanding results.

“For the quarter, our heritage Aggregates operation’s sales reflect strong price increases of 5.8 percent. Sales increased $9.1 million during the quarter, while gross profit increased $8.3 million during the same period, indicative of our continued focus on cost improvements and productivity gains. Overall, the Aggregates division’s operating margin increased 320 basis points to 18.7 percent for the quarter.

“During the quarter we divested three asphalt operations in the Houston area. We believe our customers will be well served as the new operators focus on the asphalt market and we focus on expanding our aggregates distribution network in Houston and South Texas. We also announced the formation of a joint venture with Hunt Midwest Enterprises during the quarter, which was effective January 1, 2005. Hunt Martin Materials will serve the greater Kansas City area, and we will operate the business as the managing partner.

“Fourth-quarter results for our Specialty Products segment were led by the strong performance of our Magnesia Specialties business. Sales for Magnesia Specialties grew 20 percent as a result of strong lime sales to the steel industry and increased chemicals sales to a variety of end users. Magnesia Specialties’ operating earnings were $4.0 million in the fourth quarter compared with $3.2 million in the prior-year period. Specialty Products results for the fourth quarter of 2004 include a loss of $3.7 million from operations in the Structural Composites business, compared with a loss of $1.8 million in the prior-year quarter, as we continue to build capabilities and work through the start-up phase of this business.

“We are pleased with cash generation in 2004. We ended the year with $162 million in cash compared with $125 million in the prior year, after investing $51 million in our pension plan, repurchasing $75 million of our common stock, increasing capital expenditures by $43 million and increasing dividends during the year. We will continue to evaluate ways to utilize our excess cash to provide benefits to our shareholders.

2005 Outlook

“Based on current forecasts and indications of business activity, we have a positive outlook for 2005. Currently, we expect aggregates shipments volume to increase 2 percent to 4 percent and aggregates pricing to increase 3 percent to 4 percent. We anticipate another strong year in our Magnesia Specialties business with pretax earnings in the range of $18 million to $20 million. In our Structural Composites business, our objectives are to cut the 2004 start-up loss in half and create a backlog of business that assures solid factory utilization.

“Under this scenario, we expect 2005 net earnings to range from $2.85 to $3.20 per diluted share. For the first quarter, we expect per share amounts to range from a loss of $0.10 per diluted share to net earnings of $0.05 per diluted share."”

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MLM Reports Fourth Quarter Results

February 9, 2005

Operating Highlights:

Net sales for the Aggregates division for the fourth quarter were $363.9 million, a 2.6 percent increase over 2003 fourth-quarter sales of $354.7 million. Heritage aggregates pricing increased 5.8 percent. This increase was partially offset by a 1.0 percent decline in heritage aggregates shipments. Inclusive of acquisitions and divestitures, aggregates pricing increased 6.0 percent while aggregates shipments decreased 1.9 percent. The division’s earnings from operations for the quarter were $68.0 million in 2004 versus $55.0 million in the year-earlier period. Year-to-date net sales were $1.441 billion versus $1.388 billion in 2003. On a year-to-date basis, earnings from operations were $220.2 million in 2004 compared with $195.4 million in 2003. For the year, heritage aggregates volume increased 1.2 percent, while pricing was up 3.2 percent. Inclusive of acquisitions and divestitures, average selling price increased 3.2 percent while shipments were relatively flat.

Specialty Products’ fourth-quarter net sales of $27.1 million increased 17 percent over prior-year net sales of $23.3 million. Earnings from operations for the fourth quarter were $0.3 million compared with $1.3 million in the year-earlier period. For the year, net sales were $110.1 million and earnings from operations were $6.4 million compared with net sales of $88.3 million and earnings from operations of $0.1 million for 2003.

Accounting Change:

Effective January 1, 2003, the Corporation adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“FAS 143”). The cumulative effect of adopting FAS 143 was an after-tax charge of $6.9 million, or $0.14 per diluted share.

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The Company will host an online Web simulcast of its fourth-quarter 2004 earnings conference call later today (February 9, 2005). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.

For those investors without online web access, the conference call may also be accessed by calling 913-981-5509; confirmation number 338342.

For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com

Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

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MLM Reports Fourth Quarter Results

February 9, 2005

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s most recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation bill reauthorization and related funding and spending priorities; levels of construction spending in the markets the Corporation serves; unfavorable weather conditions; the volatility of energy prices; rail and water transportation availability and its effect on expansion of the Corporation’s distribution network; continued strength in the steel industry markets served by the Corporation’s Magnesia Specialties business; successful development and implementation of the structural composite technological process, commercialization of strategic products for specific market segments, sufficient business volume to assure factory utilization, and the Corporation’s reevaluation of the viability of the Structural Composites business; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The forward-looking statements are made as of this date, and the Corporation assumes no obligation to update them.

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MLM Reports Fourth-Quarter Results

February 9, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$391.0	$378.0	$1,551.3	$1,476.1
Freight and delivery revenues	53.0	53.0	208.3	208.4

Total revenues	444.0	431.0	1,759.6	1,684.5

Cost of sales	298.7	294.1	1,209.1	1,166.6
Freight and delivery costs	53.0	53.0	208.3	208.4

Cost of revenues	351.7	347.1	1,417.4	1,375.0

Gross profit	92.3	83.9	342.2	309.5

Selling, general and administrative expenses	32.4	31.4	127.7	120.5
Research and development	0.3	0.2	0.9	0.6
Other operating (income) and expenses, net	(8.7)	(4.0)	(13.0)	(7.1)

Earnings from operations	68.3	56.3	226.6	195.5

Interest expense	11.1	10.7	43.0	42.6
Other nonoperating (income) and expenses, net	(0.6)	(0.2)	(1.1)	0.5

Earnings before taxes on income and cumulative effect of change in accounting principle	57.8	45.8	184.7	152.4
Income tax expense	22.2	12.7	56.5	45.2

Earnings from continuing operations before cumulative effect of change in accounting principle	35.6	33.1	128.2	107.2

Discontinued Operations:
Earnings from (Loss on) discontinued operations, net of related tax expense (benefit) of $1.4, $(1.9), $2.1 and $(2.7), respectively	1.4	(3.8)	1.0	(6.7)

Earnings before cumulative effect of change in accounting principle	37.0	29.3	129.2	100.5
Cumulative effect of change in accounting for asset retirement obligations	—	—	—	(6.9)

Net Earnings	$37.0	$29.3	$129.2	$93.6

Net earnings per share:
Basic from continuing operations before cumulative effect of change in accounting principle	$0.74	$0.68	$2.66	$2.19
Discontinued operations	0.03	(0.08)	0.02	(0.14)

Basic before cumulative effect of change in accounting principle	0.77	0.60	2.68	2.05
Cumulative effect of change in accounting principle	—	—	—	(0.14)

	$0.77	$0.60	$2.68	$1.91

Diluted from continuing operations before cumulative effect of change in accounting principle	$0.74	$0.68	$2.64	$2.19
Discontinued operations	0.03	(0.08)	0.02	(0.14)

Diluted before cumulative effect of change in accounting principle	0.77	0.60	2.66	2.05
Cumulative effect of change in accounting principle	—	—	—	(0.14)

	$0.77	$0.60	$2.66	$1.91

Dividends per share	$0.20	$0.18	$0.76	$0.69

Average number of shares outstanding:
Basic	47.8	48.9	48.1	48.9

Diluted	48.2	49.2	48.5	49.1

Certain 2003 amounts have been reclassified to conform to the 2004 presentation. These reclassifications had no impact on previously reported net earnings or financial position.

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MLM Reports Fourth-Quarter Results

February 9, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales:
Aggregates	$363.9	$354.7	$1,441.2	$1,387.8
Specialty Products	27.1	23.3	110.1	88.3

Total	$391.0	$378.0	$1,551.3	$1,476.1

Gross profit:
Aggregates	$88.9	$80.6	$323.2	$300.0
Specialty Products	3.4	3.3	19.0	9.5

Total	$92.3	$83.9	$342.2	$309.5

Selling, general, and administrative expenses:
Aggregates	$29.5	$29.9	$116.6	$112.6
Specialty Products	2.9	1.5	11.1	7.9

Total	$32.4	$31.4	$127.7	$120.5

Other operating (income) and expenses, net:
Aggregates	$(8.7)	$(4.3)	$(13.6)	$(8.0)
Specialty Products	—	0.3	0.6	0.9

Total	$(8.7)	$(4.0)	$(13.0)	$(7.1)

Earnings from operations:
Aggregates	$68.0	$55.0	$220.2	$195.4
Specialty Products	0.3	1.3	6.4	0.1

Total	$68.3	$56.3	$226.6	$195.5

Depreciation	$30.1	$31.9	$121.5	$126.8
Depletion	1.6	2.3	6.0	6.3
Amortization	1.3	1.6	5.4	6.5

	$33.0	$35.8	$132.9	$139.6

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$104.6	$86.6	$363.6	$325.2

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. EBITDA includes the noncash charge for the cumulative effect of the change in accounting principle. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.

A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Cash Provided by Operating Activities	$117.6	$105.8	$266.8	$277.2

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	(23.8)	(40.9)	15.7	(25.0)
Other items, net	(23.9)	0.1	(20.4)	(12.1)
Income tax expense	23.6	10.9	58.5	42.5
Interest expense	11.1	10.7	43.0	42.6

EBITDA	$104.6	$86.6	$363.6	$325.2

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MLM Reports Fourth-Quarter Results

February 9, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Balance Sheet Data
(In millions)

	December 31,	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$161.6	$125.1
Accounts receivable, net	219.6	231.5
Inventories, net	209.3	213.8
Other current assets	33.8	40.3
Property, plant and equipment, net	1,065.2	1,042.4
Intangible assets, net	586.1	602.7
Other noncurrent assets	80.3	63.4

Total assets	$2,355.9	$2,319.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1.0	$1.1
Other current liabilities	202.8	221.7
Long-term debt and commercial paper (excluding current maturities)	713.7	717.1
Other noncurrent liabilities	285.0	249.5
Shareholders’ equity	1,153.4	1,129.8

Total liabilities and shareholders’ equity	$2,355.9	$2,319.2

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MLM Reports Fourth-Quarter Results

February 9, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statement of Cash Flows
(In millions)

	Year Ended
	December 31,
	2004	2003
Net earnings	$129.2	$93.6
Cumulative effect of change in accounting principle	—	6.9

Earnings before cumulative effect of change in accounting principle	129.2	100.5
Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	132.9	139.6
Other items, net	(18.1)	(4.6)
Deferred income taxes	38.5	16.7
Changes in operating assets and liabilities:
Accounts receivable, net	11.9	(1.9)
Inventories, net	0.8	18.0
Accounts payable	13.4	4.0
Other assets and liabilities, net	(41.8)	4.9

Net cash provided by operating activities	266.8	277.2

Investing activities:
Additions to property, plant and equipment	(163.4)	(120.6)
Acquisitions, net	(5.6)	(8.6)
Proceeds from divestitures, net	45.7	29.4

Net cash used for investing activities	(123.3)	(99.8)

Financing activities:
Net principal repayments of long-term debt	(1.1)	(24.2)
Loans payable	—	(5.7)
Change in bank overdraft	(1.7)	(3.5)
Termination of interest rate swaps	—	12.6
Dividends paid	(36.5)	(33.7)
Repurchases of common stock	(71.5)	(13.3)
Issuance of common stock	3.8	1.0

Net cash used for financing activities	(107.0)	(66.8)

Net increase in cash and cash equivalents	36.5	110.6
Cash and cash equivalents, beginning of period	125.1	14.5

Cash and cash equivalents, end of period	$161.6	$125.1

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MLM Reports Fourth-Quarter Results

February 9, 2005

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2004		December 31, 2004
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	(1.0%)	5.8%	1.2%	3.2%
Aggregates Division (3)	(1.9%)	6.0%	(0.1%)	3.2%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	48,020	48,508	190,037	187,718
Acquisitions	—	—	—	—
Divestitures (4)	82	539	1,431	3,876

Aggregates Division (3)	48,102	49,047	191,468	191,594

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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